Exhibit 10.4

FIRST HAWAIIAN, INC.

BONUS PLAN

1.                                      Purpose

The purpose of the First Hawaiian, Inc. Bonus Plan (as amended from time to time, the “Plan”) is to help the Company (as hereinafter defined) attract, retain and motivate participating eligible executives by providing incentive awards that ensure a strong pay-for-performance linkage, and to permit such incentive awards to qualify as performance-based compensation under Section 162(m) (taking into account any transition relief available thereunder).  Awards made pursuant to the Plan will be subject to the laws and regulations that may apply to First Hawaiian from time to time.

2.                                      Definitions of Certain Terms

(a)                                 “Award” means an amount calculated and awarded to a Participant pursuant to the Plan.  Awards may be cash-based or based on the Company’s Shares (i.e., stock-based).

(b)                                 “Board” means the Board of Directors of First Hawaiian.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(d)                                 “Committee” has the meaning set forth in Section 3(a).

(e)                                  “Company” means First Hawaiian and any Subsidiary, and any successor entity thereto.

(f)                                   “Effective Date” has the meaning set forth in Section 8(a).

(g)                                  “Eligible Executive” means an employee of the Company who, in the discretion of the Committee, is likely to be a “covered employee” under Section 162(m) for the year in which an Award is payable and any other employees of the Company who are selected by the Committee for participation in the Plan.

(h)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

(i)                                     “Fair Market Value” means, with respect to a Share, the closing price reported for the common stock, par value $0.01 per share, of First Hawaiian on the applicable date as reported on the NASDAQ Global Select Market or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein.

(j)                                    “FDIC” means the Federal Deposit Insurance Corporation.

(k)                                 “First Hawaiian” means First Hawaiian, Inc., a Delaware corporation.

(l)                                     “Fiscal Year” means First Hawaiian’s fiscal year.

(m)                             “GAAP” has the meaning set forth in Section 6(b).

(n)                                 “Omnibus Plan” means the 2016 First Hawaiian, Inc. Omnibus Incentive Plan.

(o)                                 “Participant” means an Eligible Executive participating in the Plan for a Performance Period as provided in Section 4(b).

(p)                                 “Performance Criteria” has the meaning set forth in Section 6(b).

(q)                                 “Performance Goals” has the meaning set forth in Section 6(b).

(r)                                    “Performance Period” means a Fiscal Year or other period of time (which may be longer or shorter than a Fiscal Year) set by the Committee during which the achievement of the Performance Goals is to be measured.

(s)                                   “Section 18(k)” means Section 18(k) of the Federal Deposit Insurance Act of 1950, as amended from time to time, including any amendments or successor provisions thereto and any regulations or other administrative guidance promulgated by the FDIC thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

(t)                                    “Section 162(m)” means Section 162(m) of the Code and the applicable rulings and regulations thereunder.

(u)                                 “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) as set forth in Section 162(m)(4)(C) of the Code and the applicable rulings and regulations thereunder.

(v)                                 “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

(w)                               “Shares” means shares of common stock of First Hawaiian, par value $0.01 per share.

(x)                                 “Subsidiary” means any corporation, partnership, limited liability company or other legal entity in which First Hawaiian, directly or indirectly, owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of the then-outstanding stock or other equity interests.

3.                                      Administration of the Plan

(a)                                 Committee. The Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan provided that the Committee may delegate its duties and powers in whole or in part (i) to any subcommittee thereof consisting solely of at least two “outside directors,” as defined under Section 162(m), or (ii) to the extent consistent with Section 162(m), to any other individual or individuals.

(b)                                 Administration. The Committee will have all the powers vested in it by the terms of this Plan, including the authority (within the limitations described herein) to select the persons to be granted awards under the Plan, to determine the time when Awards will be granted, to determine whether objectives and conditions for earning Awards have been met, to determine whether Awards will be paid at the end of the Performance Period or deferred (consistent with Section 409A), and to determine whether an Award or payment of an Award should be reduced or eliminated.  The Committee will have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.  The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable, in its sole discretion, to effectuate the Plan.  The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers hereunder, will be final, binding and conclusive for all purposes and on all parties, including the Company, First Hawaiian’s stockholders, its employees and any person receiving an Award under the Plan, as well as their respective successors in interest.  The provisions of the Plan are intended to ensure that all Awards granted pursuant to Section 6 hereunder qualify for the Section 162(m) Exemption (taking into account any transition relief available), and this Plan is intended to be interpreted and operated consistent with this intention.  No member of the Committee will be liable for any action taken or omitted to be taken or determination made in good faith with respect to the Plan or any Award, except for his or her own willful misconduct (as determined by a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal) or as expressly provided by statute.  The Company will indemnify and hold harmless the Committee, each member of the Committee and each other director or employee of First Hawaiian to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan.

(c)                                  Delegation of Administrative Authority.  The Committee may delegate its responsibilities for administering the Plan to employees of the Company as it deems necessary or appropriate for the proper administration of the Plan.  In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) (taking into account any transition relief available).

4.                                      Eligibility and Participation

(a)                                 Eligibility.  All Eligible Executives are eligible to participate in the Plan for any Performance Period.

(b)                                 Participation.  For each Performance Period, the Committee, in its discretion, will select the Eligible Executives who will participate in this Plan.  In accordance with Section 162(m), for Awards granted under Section 6 below that are intended to be “performance-based compensation” for purposes of Section 162(m), the Committee will select the Participants no later than 90 days after the beginning of the Performance Period; provided, however, that if the Committee establishes a Performance Period shorter than one year, the Committee will select the Participants before 25% of the Performance Period has elapsed.

5.                                      Awards to Participants that are not Intended to be “Performance-Based Compensation” for Purposes of Section 162(m).

(a)                                 Grant of Awards.  The Committee may in its discretion grant an Award to a Participant that is not intended to qualify as “performance-based compensation” for purposes of Section 162(m), subject to the terms and conditions of this Section 5. The Committee may establish performance goals and targets, determine the extent to which such goals have been met and determine the amount of such Awards, in each case, in its discretion.  Awards that are not intended to be “performance-based compensation” for purposes of Section 162(m) shall not be subject to Section 6 below.

(b)                                 Form of Payment.  Awards granted under this Section 5 may be paid in cash or in the form of stock-based awards.  Awards that are granted and denominated in cash may be paid under the Plan, the Omnibus Plan or any other plan maintained by the Company, and Awards that are granted in the form of stock-based awards will be issued pursuant to the Omnibus Plan or any other plan providing for stock-based awards maintained by the Company; provided that, in each case, to the extent necessary, that Awards paid under any such plans have terms consistent with this Plan, the terms of this Plan will be deemed incorporated into the terms of the applicable Company plan.  For the avoidance of doubt, Awards made pursuant to the Plan shall be in a form that complies with the laws and regulations that may apply to First Hawaiian from time to time, including, to the extent applicable, the fourth EU Capital Requirements Directive and EU Capital Requirements Regulation (CRD IV).

6.                                      Awards to Participants that are Intended to be “Performance-Based Compensation” for Purposes of Section 162(m) of the Code.

(a)                                 Awards.  The Committee may, in its discretion, grant an Award to a Participant that is intended to be “performance-based compensation” for purposes of Section 162(m), subject to the terms and conditions of this Section 6.

(b)                                 Performance Goals.  The “Performance Goals” means the written, objective performance goals established by the Committee for each Performance Period.  The Performance Goals will be based on one or more of the following business criteria (either separately or in combination) with regard to First Hawaiian (or a Subsidiary, division, other operational unit or administrative department of First Hawaiian) (“Performance Criteria”): measures of efficiency

(including operating efficiency, productivity ratios or other similar measures); measures of achievement of expense targets, costs reductions or general expense ratios; earnings per share; value creation targets; income or operating income measures; net income, before or after taxes; return measures (including return on capital, total capital, tangible capital equity, net assets or total shareholder return); increase in the Fair Market Value of Shares; credit quality; loan growth; deposit growth; loan portfolio performance; tangible book value or tangible book value growth and strategic business objectives, consisting of one or more objectives based on meeting specified cost targets; business expansion goals and goals relating to joint ventures collaborations (including objective project milestones).

Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles (“GAAP”) or such other objective principles, as may designated by the Committee. To the extent financial terms are defined under GAAP, all determinations will be made in accordance with GAAP, as applied by the Company in the preparation of its periodic reports to stockholders.  Any Performance Goals may be measured in absolute terms or relative to historic performance or the performance of other companies or an index.  To the extent permitted under Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), for each Fiscal Year, the Committee may (i) designate additional business criteria on which the Performance Goals may be based or (ii) provide for objectively determinable adjustments, modifications or amendments, to any of the Performance Criteria described above as the Committee may deem appropriate (including, but not limited to, for one or more of the items of gain, loss, profit or expense:  (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a segment of a business, (C) related to a change in accounting principle under GAAP, (D) related to discontinued operations that do not qualify as a segment of business under GAAP or (E) attributable to the business operations of any entity acquired by the Company during a Fiscal Year).

Separate Performance Goals may be established by the Committee for First Hawaiian or a Subsidiary, division, or individual thereof, and different Performance Criteria may be given different weights.  To the extent permissible for Awards to qualify for the Section 162(m) Exemption (taking into account any transition relief), the Committee may establish other subjective or objective goals, including individual Performance Goals, which it deems appropriate, for purposes of applying negative discretion in determining the Award amount.

(c)                                  Grant of Awards.  In connection with the grant of each Award under this
Section 6, the Committee will (i) establish the Performance Goal(s) and the Performance Period applicable to such Award, (ii) establish the formula for determining the amounts payable based on achievement of the applicable Performance Goal(s), (iii) determine the consequences for the Award of the Participant’s termination of employment for various reasons or the Participant’s demotion or promotion during the Performance Period and (iv) establish such other terms and conditions for the Award as the Committee deems appropriate.  The foregoing will be accomplished (1) while the outcome for the Performance Period is substantially uncertain and (2) no more than 90 days after the commencement of the Performance Period or, if the Performance Period is less than one year, the number of days which is equal to 25% of the Performance Period.

(d)                                 Certification of Performance.  In connection with Awards granted under this Section 6, following the completion of the Performance Period, the Committee will certify in writing the degree to which the Performance Goal(s) applicable to each Participant for the Performance Period were achieved or exceeded.  No Awards will be paid for the Performance Period until such certification is made by the Committee.  Subject to Section 6(e), the Award for each Participant will be determined by applying the applicable formula for the Performance Period based upon the level of achievement of the Performance Goal(s) certified by the Committee.

(e)                                  Committee Discretion.  Notwithstanding anything to the contrary in the Plan, the Committee may, in its sole discretion, reduce or eliminate, but not increase, any Award granted under this Section 6 that is payable to any Participant for any reason, including without limitation to reflect individual or business performance and/or unanticipated or subjective factors.

(f)                                   Maximum Awards.  The maximum number of Awards under this Section 6 that may be granted to any one Participant under the Plan during any fiscal year is 500,000 Shares or, in the event such Award is paid in cash, the equivalent cash value thereof on the first day of the Performance Period to which such Award relates, as determined by the Committee.  The maximum number of Shares with respect to which Awards (other than stock options and stock appreciation rights) may be granted during any fiscal year to any Participant will be 500,000 Shares (or, in the event of a cash-based award, the equivalent cash value thereof on the first day of the performance period to which such Award relates, as determined by the Committee).  The Committee will adjust the foregoing limits in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued Shares (or issuance of shares of stock other than Shares) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution; provided that no such adjustment may be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A.

(g)                                  Timing of Payment.  Awards granted under this Section 6 will generally be payable by the Company to Participants promptly following the determination and written certification of the Committee for the Performance Period pursuant to Section 6(d) above.  Notwithstanding the prior sentence, the Committee, in its discretion, may defer the payout or vesting of any Award and/or provide to Participants the opportunity to elect to defer the payment of any Award, subject to Section 7(j).

(h)                                 Form of Payment.  Awards granted under this Section 6 may be paid in cash or in the form of stock-based awards.  Awards that are granted and denominated in cash may be paid under the Plan, the Omnibus Plan or any other plan maintained by the Company, and Awards that are granted in the form of stock-based awards will be issued pursuant to the Omnibus Plan or any other plan providing for stock-based awards maintained by the Company; provided that, in each case, to the extent necessary, that Awards paid under any such plans have terms consistent with this Plan, the terms of this Plan will be deemed incorporated into the terms of the applicable Company plan. In the event that Awards under the Plan are granted in the form of equity-based awards, it is intended that such stock-based awards (and any rights to dividends under such stock-based awards) will be performance based compensation under Section 162(m) (regardless of whether such stock-based awards have separate performance conditions).

(i)                                     Interpretation.  The provisions of this Section 6 shall be administered and interpreted in accordance with Section 162(m) with respect to the payment of Awards to “covered employees” under Section 162(m).

7.                                      Miscellaneous Provisions

(a)                                 Effect on Benefit Plans.  Awards under the Plan will not be considered eligible pay under other plans, benefit arrangements or fringe benefit arrangements of the Company unless otherwise provided under the terms of such other plans.

(b)                                 Restriction on Transfer.  No Award (or any rights and obligations thereunder) granted under the Plan to any person, whether granted under Section 5 or Section 6 above, may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution and all such Awards (and any rights thereunder) will be exercisable during the life of the Participant or the Participant’s legal representative.  Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Participant to transfer any Award to any person or entity that the Committee so determines.  Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 7(b) will be null and void and any Award which is hedged in any manner will immediately be forfeited.  All of the terms and conditions of the Plan and the Award will be binding upon any permitted successors and assigns.

(c)                                  Tax Withholding.  Participants will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt or vesting of any Award.  As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, Federal Insurance Contributions Act (FICA) tax), (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Participant whether or not pursuant to the Plan (including Shares otherwise deliverable), (ii) the Committee will be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise) or (iii) the Company may enter into any other suitable arrangements to withhold, in each case in an amount not to exceed in the opinion of the Company the minimum amounts of such taxes required by law to be withheld.

(d)                                 No Rights to Awards.  No Company employee or other person will have any claim or right to be granted an Award under the Plan.  Neither the adoption of the Plan nor the grant of any Award will (i) confer upon any employee any right to continued employment with the Company, or (ii) interfere in any way with the right of the Company to terminate, or alter the terms and conditions of, the employment at any time.  The Committee’s determinations under the Plan and Awards need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated).

(e)                                  No Funding of Plan.  The Plan will be unfunded, and the Awards will be paid solely from the general assets of the Company. The Company will not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.  To the extent that any person acquires a right to receive payments under the Plan, the right is no greater than the right of any other unsecured general creditor.

(f)                                   Right of Offset.  The Company will have the right to offset against any payments under the Plan or any Award any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.  Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A, the Committee will have no such right if such offset could subject the Participant to the additional tax imposed under Section 409A in respect of an outstanding Award.

(g)                                  Other Payments or Awards.  Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(h)                                 Successors.  All obligations of First Hawaiian under the Plan will be binding on any successor to First Hawaiian whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business or assets of First Hawaiian.

(i)                                     FDIC Limits on Golden Parachute Payments.  Notwithstanding anything to the contrary, the Company will not be required to make any payment or grant any Award under the Plan or any Award agreement that would otherwise be a prohibited golden parachute payment within the meaning of Section 18(k).

(j)                                    Section 409A.  All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence.

Without limiting the generality of the foregoing, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A:  (i) any payment due upon a Participant’s termination of employment will be paid only upon such Participant’s separation from service from the Company within the meaning of Section 409A;

(ii) any payment to be made with respect to such Award in connection with the Participant’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B) of the Code) will be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (iii) if any payment to be made with respect to such Award would occur at a time when the tax deduction with respect to such payment would be limited or eliminated by Section 162(m), such payment may be deferred by the Company under the circumstances described in Section 409A until the earliest date that the Company reasonably anticipates that the deduction or payment will not be limited or eliminated; (iv) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment; and (v) for purposes of determining whether the Participant has experienced a separation from service from the Company within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with First Hawaiian, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity.  For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

(k)                                 Clawback/Recapture Policy.  Awards under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant.

(l)                                     Severability; Entire Agreement.  If any of the provisions of the Plan or any Award agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.  The Plan and any Award agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(m)                             Governing Law.  The Plan and all Awards made and actions taken thereunder will be governed by and construed in accordance with the laws of the State of Hawaii, without reference to principles of conflict of laws.

8.                                      Effective Date, Amendments and Termination

(a)                                 Effective Date.  The Plan was adopted by the Board on June 16, 2016 and was approved by First Hawaiian’s stockholders on July 22, 2016 (the “Effective Date”).

(b)                                 Amendments.  The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action will adversely affect any rights or obligations with respect to any Awards made under the Plan.  No such amendment or modification, however, may be effective without approval of First Hawaiian’s stockholders if such approval is necessary to comply with the requirements of the Section 162(m) Exemption (taking into account any transition relief available thereunder) including (i) any change to the class of persons eligible to participate in the Plan, (ii) any change to the Performance Goals or Performance Criteria established under Section 6(b) or (iii) any increase to the maximum dollar amount that may be paid to a Participant for a Performance Period under Section 6(f).

(c)                                  Termination.  The Plan will continue in effect until terminated by the Committee.